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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Allegiance Telecom, Inc.
(Name of Registrant as Specified In Its Charter)
N/A
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ALLEGIANCE TELECOM, INC.
9201 North Central Expressway
Dallas, Texas 75231

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:	Wednesday, June 19, 2002
Time:	11:00 a.m., local time
Place:	9201 North Central Expressway Dallas, Texas 75231

To Our Stockholders:

        We invite you to attend our 2002 annual meeting of stockholders to consider and vote upon the following:

  1.
  To elect four members to our Board of Directors, each to serve for a three year term as Class I Directors.

  2.
  To transact any other business that may properly be brought before the meeting or any adjournment or postponement of the meeting.

Our Board of Directors unanimously recommends that you vote to approve proposal number 1 listed above. The above item of business is discussed in more detail in the proxy statement accompanying this notice.

        Stockholders of record at the close of business on April 22, 2002 will be entitled to notice of and to vote at the annual meeting and at any adjournment or postponement of the meeting. This notice of annual meeting of stockholders and the enclosed proxy statement, proxy card and Annual Report is being sent on or about May 1, 2002 to those persons entitled to vote at our 2002 annual meeting of stockholders.

        Your vote is important. Whether or not you plan to attend the annual meeting in person, and regardless of the number of shares you own, please vote by completing, signing, dating and returning the enclosed proxy card promptly in the enclosed envelope. Most stockholders can also vote their shares over the Internet or by telephone. If Internet or telephone voting is available to you, voting instructions are printed on the proxy card sent to you.

                      By order of the Board of Directors,

                      Mark B. Tresnowski
                       Senior Vice President, General Counsel and
                      Secretary

                      Dated: May 1, 2002

Expected to be mailed to stockholders on or about May 1, 2002

ALLEGIANCE TELECOM, INC.

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 19, 2002

QUESTIONS AND ANSWERS ABOUT VOTING

Q:
Why did you send me this proxy statement?

A:
This proxy statement is being sent to you because our Board of Directors is soliciting your proxy to vote at the June 19, 2002 annual meeting of stockholders (referred to as the "Annual Meeting"). This proxy statement provides information that should be helpful to you in deciding how to vote on the matters to be voted on at the Annual Meeting.

  Stockholders of record as of the close of business on April 22, 2002 are entitled to vote. This proxy statement, the accompanying proxy card and our 2001 Annual Report are being sent to stockholders on or about May 1, 2002. In this proxy statement, Allegiance Telecom, Inc. is generally referred to as "Allegiance Telecom," "we" or "our company."

Q:
How many votes do I have?

A:
Each share of Allegiance Telecom common stock that you own on April 22, 2002 entitles you to one vote.

Q:
How do I vote?

A:
Stockholders with shares registered directly with EquiServe, our transfer agent, may vote any of the following ways:

  1.
  You can go to www.eproxyvote.com/algx to vote by proxy via the Internet,

  2.
  You can call 1-877-779-8683 (toll-free) to vote by proxy via telephone,

  3.
  You can vote by filling out, signing and dating your proxy card and returning it in the enclosed envelope, or

  4.
  You can attend the Annual Meeting and vote in person.

  Stockholders may save us expense by voting their shares over the telephone or on the Internet. Step-by-step instructions will be provided by a recorded telephone message or at the designated web site on the Internet. If you attend the Annual Meeting, we will give you a ballot when you arrive to vote in person. If you hold your shares in the name of a bank, broker or other agent, the availability of telephone and Internet voting depends on their voting processes. Please see the discussion in the following question.

Q:
If my broker holds my shares in "street name", will my broker vote my shares for me?

A:
Your broker will vote your shares if you provide instructions on how to vote. Most beneficial owners whose stock is held in street name receive voting instruction forms from their banks, brokers or other agents, rather than our standard form proxy card. Beneficial owners may also be able to vote by telephone or the Internet. You should follow the instructions on the form you receive from your bank, broker or other agent.

  A number of brokerage firms and banks are participating in a program provided through ADP Investor Communication Services that offers telephone and Internet voting options. This program is different from the program provided by EquiServe, our transfer agent, for shares registered in the name of the stockholder. If your shares are held in an account at a brokerage firm or bank participating in the ADP program, you may vote those shares telephonically by calling the telephone number referenced on your voting form or you may vote via the Internet at the following address on the web: www.proxyvote.com and by following the instructions on your screen.

Q:
What does it mean if I receive more than one proxy card?

A:
It means you have multiple accounts with banks, brokers and/or our transfer agent. Shares registered in your name are covered by the proxy card sent by our transfer agent, EquiServe. If you also hold shares through a bank, broker or other agent, you may get material from them asking how you want to vote. To be sure that all of your shares are voted, we encourage you to respond to each request that you receive.

Q:
Can I change my vote or revoke my proxy?

A:
You can change your vote at any time before your proxy is voted at the Annual Meeting. You can do this in one of the following ways:

1.
You can send a written notice stating that you would like to revoke your proxy to our Corporate Secretary at the following address:

    Allegiance Telecom, Inc.
    700 E. Butterfield Road, Suite 400
    Lombard, IL 60148
    Attn: Corporate Secretary, Mark B. Tresnowski

  2.
  You can complete and submit a new proxy card.

  3.
  You can cast a later vote using the Internet or telephone voting procedures.

  4.
  You can attend the Annual Meeting and vote in person. Simply attending this meeting, however, will not revoke your proxy.

  5.
  If you have instructed a broker to vote your shares, you must follow the directions you received from your broker to change your vote.

Q:
Will there be any matters voted upon at the Annual Meeting other than those specified in the Notice of Annual Meeting?

A:
Our management does not know of any matters other than those discussed in this proxy statement that will be presented at the Annual Meeting. If any other matters are properly presented at the Annual Meeting for consideration, the persons named in the enclosed proxy card will have the discretion to vote on those matters.

Q:
How are votes counted?

A:
Stockholders of record of our common stock as of the close of business on April 22, 2002, are entitled to vote at the Annual Meeting. As of April 22, 2002, there were 116,433,946 shares of common stock issued and outstanding. Each share of common stock is entitled to one vote on each matter to come before the Annual Meeting. There is no cumulative voting. If you do not indicate how your shares should be voted on a matter, the shares represented by your properly completed proxy will be voted as our Board of Directors recommends.

  The presence in person or by proxy of a majority of the shares of common stock outstanding will constitute a quorum for the transaction of business at the Annual Meeting. Under Delaware law, broker "non-votes" are counted for purposes of determining whether a quorum is present. A broker "non-vote" occurs when a broker submits a proxy but does not vote for or against a matter. This will occur when the beneficial owner has not instructed the broker how to vote and the broker does not have the discretionary authority to vote in the absence of instructions from the beneficial owner. A shareholder voting for the election of directors may "withhold" authority to vote for all or certain nominees for directors. A shareholder may also "abstain" from voting on the other matters presented for shareholder vote. Votes withheld from the election of any nominee for director and abstentions from any proposal are also counted for purposes of determining whether a quorum is present.

  Directors will be elected by a plurality of the votes cast. Withheld votes and broker non-votes, if any, are not treated as votes cast, and therefore, will have no effect on the proposal to elect directors.

  Stockholders' votes will be tabulated by our transfer agent, EquiServe, who will act as inspectors of election for the Annual Meeting.

Q:
How are proxies being solicited and who pays for the solicitation of proxies?

A:
Initially, we will solicit proxies by mail. Our directors, officers and employees may also solicit proxies in person or by telephone without additional compensation. We will pay all expenses of the solicitation of proxies.

  We will also request banks, brokers and other nominees to forward proxy materials to the beneficial owners. We will reimburse such persons and our transfer agent for their reasonable expenses in forwarding proxy materials. We have also engaged Georgeson Shareholder Communications Inc. to assist in distributing proxy materials to these institutions.

Q:
Can I access future annual reports and proxy statements electronically?

A:
Most stockholders can elect to view future annual reports and proxy statements over the Internet instead of receiving paper copies in the mail. By choosing this option, you can save us the cost of producing and mailing these documents. If you want to take advantage of this electronic delivery service, you must have access to an e-mail account and the Internet as well as an Internet browser.

  If you are a stockholder of record and you would like to view future annual reports and proxy statements over the Internet, go to www.econsent.com/algx. Shareholders who elect this option will be notified each year by e-mail as to how to access the proxy materials and how to vote their shares on the Internet. You will continue to receive our annual reports and proxy statements electronically so long as your account remains active or until you cancel your enrollment. You are free to cancel enrollment at any time at www.econsent.com/algx on the Internet.

  If you hold your Allegiance Telecom common stock through a bank, broker or other agent, please refer to the information provided by that entity for instructions on how to elect to view future annual reports and proxy statements over the Internet.

Q:
I currently receive many copies of the annual report and proxy statement—can I save the company expense and receive only one copy?

A:
The Securities and Exchange Commission recently approved a new rule concerning the delivery of annual disclosure documents. The rule allows us to send a single copy of the annual report and proxy statement to any household at which two or more stockholders reside, if we believe the stockholders are members of the same family. This process, known as "householding," reduces the volume of duplicate information received at your household and helps to reduce our expenses. The rule applies to our annual reports and proxy statements. Each stockholder in the household will continue to receive a separate proxy card.

  If you share an address with another stockholder and together both of you would like to receive only a single set of our annual disclosure documents, follow the instructions below. Similarly, if you would like to receive your own set of our annual disclosure documents this year or in future years, follow the instructions below.

    1.
    If your shares are registered with EquiServe, our transfer agent, please contact them at (201) 324-1644 or by writing to them at Shareholder Services, P.O. Box 2500, Jersey City, NJ 07303-2500.

    2.
    If a bank, broker or other nominee holds your shares, please contact that bank, broker or other nominee directly.

Q:
Who can help answer my other questions?

A:
If you have more questions about voting or wish to obtain another proxy card, you should contact:

  Andrew Albrecht
  Vice President, Investor Relations
  Allegiance Telecom, Inc.
  3500 Piedmont Road, Suite 340
  Atlanta, Georgia 30305
  Phone: (404) 475-4102
  Facsimile: (404) 475-4105
  Email: andrew.albrecht@algx.com

GOVERNANCE OF THE COMPANY

Who are Allegiance Telecom's Directors, Executive Officers and Other Senior Vice Presidents?

        The following table sets forth certain information regarding our Board of Directors, executive officers and other senior vice presidents, as of March 31, 2002.

Name	Age	Position(s)
Royce J. Holland	53	Chairman of the Board and Chief Executive Officer
C. Daniel Yost	53	President, Chief Operating Officer and Director
Thomas M. Lord	45	Executive Vice President of Corporate Development, Chief Financial Officer and Director
Anthony J. Parella*	42	Executive Vice President and Director
Kevin M. Joseph	37	Senior Vice President of Government and External Affairs
Christopher M. Malinowski	39	Senior Vice President of Strategic Sales
G. Clay Myers	42	Senior Vice President of Finance and Accounting
J. Timothy Naramore	39	Senior Vice President and Chief Information Officer
Mark B. Tresnowski	42	Senior Vice President, General Counsel and Secretary
James E. Crawford, III*	56	Director
John B. Ehrenkranz*	36	Director
Paul J. Finnegan*	49	Director
Richard D. Frisbie	52	Director
Howard I. Hoffen	38	Director
Reed E. Hundt	54	Director
Andrew D. Lipman	50	Director
James N. Perry, Jr.	41	Director

*
Nominee for Director

        Royce J. Holland, our Chairman of the Board and Chief Executive Officer since August 1997, has more than 25 years of experience in the telecommunications, independent power and engineering/construction industries. Prior to founding Allegiance Telecom in April 1997, Mr. Holland was one of several co-founders of MFS Communications, Inc. ("MFS Communications") where he served as President and Chief Operating Officer from April 1990 until September 1996 and as Vice Chairman from September 1996 to February 1997. In January 1993, Mr. Holland was appointed by President George Bush to the National Security Telecommunications Advisory Committee. Mr. Holland served as the Chairman of the Association for Local Telecommunications Services, the industry trade organization for the competitive local telephone sector, from December 1998 to January 2000. Mr. Holland was appointed by Texas Governor George W. Bush to the Texas (Electronic) E-Government Task Force in 1999 and subsequently served as a member of the Bush/Cheney presidential transition team in 2000-2001. Mr. Holland also presently serves on the board of directors of CSG Systems, a publicly traded billing services company and MetaSolv Software, Inc., a publicly traded telecommunications software provider.

        C. Daniel Yost, who joined us in February 1998 as our President and Chief Operating Officer, became a member of our Board of Directors in March 1998. Mr. Yost has more than 26 years of experience in the telecommunications industry. From July 1997 until he joined our company, Mr. Yost was the President and Chief Operating Officer for U.S. Operations of Netcom On-Line Communications Services, Inc., a leading Internet service provider. Mr. Yost served as the President, Southwest Region of AT&T Wireless Services, Inc. from June 1994 to July 1997. From July 1991 to June 1994, Mr. Yost was the President, Southwest Region of McCaw Cellular Communications/LIN Broadcasting. Mr. Yost also presently serves on the board of directors of ADC Telecommunications Inc., a publicly traded telecommunications equipment and services company, Ace Cash Express Inc., a publicly traded provider of retail financial services and DSET Corporation, a publicly traded software licensing and services company for telecommunications services.

        Thomas M. Lord, a co-founder of Allegiance Telecom, has been a Director and our Executive Vice President of Corporate Development and Chief Financial Officer since August 1997. Mr. Lord is responsible for overseeing our mergers and acquisitions, corporate finance and investor relations' functions. Mr. Lord is an 18-year veteran in investment banking, securities research and portfolio management, including serving as a Managing Director of Bear, Stearns & Co. Inc. from January 1986 to December 1996. In the five-year period ending December 1996, Mr. Lord oversaw 43 different transactions valued in excess of $6.2 billion for the telecommunications, information services and technology industries.

        Anthony J. Parella, our Executive Vice President since July 2000, joined us in August 1997 as Regional Vice President—Central Division, was promoted to National Vice President of Field Sales in August 1998 and later became our Senior Vice President of Field Sales and Customer Care in October 1999. Mr. Parella became a member of our Board of Directors in December 1999. Mr. Parella has more than 10 years of experience in the telecommunications industry. Prior to joining our company, Mr. Parella was Vice President and General Manager for MFS Intelenet, Inc., an operating unit of MFS Communications, from February 1994 to January 1997, where he was responsible for the company's sales and operations in Texas. Mr. Parella also served as Director of Commercial Sales for Sprint Corporation from 1991 to January 1994.

        Kevin M. Joseph, has served as our Senior Vice President of Government and External Affairs since June 2001. Mr. Joseph joined our company in March 2000 as Vice President of Government Affairs. Prior to that, Mr. Joseph was Vice President of Government Affairs for AT&T Broadband from February 1999 to March 2000. Mr. Joseph served on the United States Senate Committee on Commerce, Science and Transportation Subcommittee on Communications from 1991 to 1999 and was Senior Counsel to this Committee from 1996 to 1999. From 1988 to 1991, Mr. Joseph also served on the U.S. Representatives' Committee on Energy and Commerce, Subcommittee on Telecommunications and Finance. Mr. Joseph presently serves on the board of directors to the Hollings Cancer Center at the Medical University of South Carolina and as a member of the board to Spoleto Festival USA.

        Christopher M. Malinowski, our Senior Vice President of Strategic Sales since November 2000, joined us in February 1998 as our Vice President of National Accounts. Mr. Malinowski brings 14 years of sales and marketing expertise in the telecommunications field and is responsible for our company's large account sales including wholesale, enterprise and government. Mr. Malinowski has been operating in the competitive local telecommunications arena for the past 11 years. Prior to coming to Allegiance Telecom, Mr. Malinowski was with MFS Communications from 1990 to 1998 where he held a variety of positions including Account Executive, Sales Manager, City Director, City Vice President and Vice President, General Manager of the Southern Region.

        G. Clay Myers joined us in December 1999 as our Senior Vice President of Finance and Accounting. Prior to that, Mr. Myers was the Vice President, Finance, Chief Financial Officer and Treasurer of PageMart Wireless, Inc. Prior to PageMart, Mr. Myers was Senior Operations Manager for

Dell Computer Corporation from 1991 to 1993 and was with Ernst & Young, LLP from 1982 to 1991. Mr. Myers is a certified public accountant.

        J. Timothy Naramore, our Senior Vice President and Chief Information Officer since July 2000, joined our company as Director of Web Enablement in June 1998 and later became Vice President of Information Systems in September 1999. Mr. Naramore brings over 18 years of information systems development experience to his role and is currently responsible for developing, implementing and supporting our internal back office systems. Prior to joining our company, Mr. Naramore served as Director of Engineering at Netcom On-Line Communications Services, Inc. overseeing the development of their web hosting operation, from May 1997 to June 1998. Prior to that, Mr. Naramore held a variety of technical and leadership positions in the information systems group at Frito-Lay, Inc. from 1988 to 1997.

        Mark B. Tresnowski became our Senior Vice President and General Counsel in February 1999. Mr. Tresnowski has been our Secretary since September 1997. Mr. Tresnowski practiced law at Kirkland & Ellis for 13 years and was a partner of that firm from October 1992 to January 1999. In private practice, Mr. Tresnowski specialized in private and public financings, mergers and acquisitions and securities law.

        James E. Crawford, III, who has been a member of our Board of Directors since August 1997, is a Managing Member of Frontenac Company, a Chicago-based private equity investing firm, where he specializes in investing in companies in the telecommunications and technology industries. Mr. Crawford also presently serves on the board of directors of Focal Communications Corporation, a publicly traded competitive local exchange carrier that competes with our company in certain markets.

        John B. Ehrenkranz, who has been a member of our Board of Directors since March 1998, is a Managing Director of Morgan Stanley & Co. Incorporated where he has been employed since 1987. Mr. Ehrenkranz also presently serves on the board of directors of Choice One Communications Inc., a publicly traded competitive local exchange carrier that may compete with our company. Mr. Ehrenkranz is also a Managing Director of Morgan Stanley Capital Partners.

        Paul J. Finnegan, who has been a member of our Board of Directors since August 1997, is a Managing Director of Madison Dearborn Partners, Inc., a Chicago-based private equity investing firm, where he specializes in investing in companies in the telecommunications industry. Mr. Finnegan also presently serves on the board of directors of CompleTel Europe, N.V., a publicly traded European facilities-based competitive local exchange carrier and Rural Cellular Corporation, a publicly traded rural cellular telephone operator.

        Richard D. Frisbie, who has been a member of our Board of Directors since August 1997, is a Managing Member of Battery Partners IV, LLC which is the general partner of Battery Ventures IV, and a Managing Member of Battery Partners V, LLC which is the general partner of Battery Ventures V, a Boston-based private equity investing firm, where he specializes in investing in companies in the telecommunications industry. Mr. Frisbie also presently serves on the board of directors of Focal Communications Corporation, a publicly traded competitive local exchange carrier that competes with our company in certain markets. Mr. Frisbie will be resigning from our Board of Directors effective as of June 19, 2002, the date of the Annual Meeting.

        Howard I. Hoffen has been a member of our Board of Directors since February 2001. Mr. Hoffen is Chairman and Chief Executive Officer of Morgan Stanley Capital Partners and has been a Managing Director of Morgan Stanley & Co. Incorporated since 1997. He joined Morgan Stanley & Co. Incorporated in 1985 and Morgan Stanley Capital Partners in 1986. Mr. Hoffen also presently serves on the board of directors of Catalytica Energy Systems Inc., a publicly traded company and Choice One Communications Inc., a publicly traded competitive local exchange carrier that may compete with our company.

        Reed E. Hundt has been a member of our Board of Directors since March 1998. Mr. Hundt served as Chairman of the Federal Communications Commission from 1993 to 1997. He currently serves as Chairman of The Forum on Communications and Society at The Aspen Institute, is a senior advisor on information industries to McKinsey & Company, a worldwide management consulting firm and a special advisor to Blackstone Group, a New York-based private equity investing firm. Mr. Hundt is a venture partner at Benchmark Capital, a venture capital firm and a principal of Charles Ross Partners, LLC, a consulting firm. Mr. Hundt also presently serves on the board of directors of Intel Corp., a publicly traded manufacturer of computer, networking and communications products. Prior to joining the FCC, Mr. Hundt was a partner at Latham & Watkins, an international law firm.

        Andrew D. Lipman has been a member of our Board of Directors since April 2001. Mr. Lipman is currently Vice Chairman and Senior Partner at the Washington, D.C. law firm Swidler Berlin Shereff Friedman, LLP, where he heads the firm's telecommunications practice. He has been a partner at such law firm since 1988. From 1986 to 1996, Mr. Lipman also served as Senior Vice President for Legal and Regulatory Affairs at MFS Communications. Mr. Lipman also presently serves as a director of DSET Corporation, a publicly traded software licensing and services company for telecommunications services, Management Network Group, Inc., a publicly traded management consulting company and Nu Skin Enterprises, Inc., a publicly traded personal care and nutritional products company.

        James N. Perry, Jr., who has been a member of our Board of Directors since August 1997, is a Managing Director of Madison Dearborn Partners, Inc., a Chicago-based private equity investing firm, where he specializes in investing in companies in the telecommunications industry. Mr. Perry also presently serves on the board of directors of Focal Communications Corporation, a publicly traded competitive local exchange carrier that competes with our company in certain markets and CompleTel Europe, N.V., a publicly traded European facilities-based competitive local exchange carrier.

        Our Chief Executive Officer, President and Chief Financial Officer are elected annually by the Board of Directors at its first meeting held after each annual meeting of stockholders or as soon thereafter as convenient.

About the Board of Directors and its Committees.

Board

        Our by-laws provide that the number of Directors shall be determined by resolution of our Board of Directors. The Board currently consists of 12 Directors. Our by-laws provide that our Directors will be elected by plurality vote of our stockholders, without cumulative voting. No Director may be removed from office without cause and without the vote of the holders of a majority of the outstanding voting stock.

        The Board of Directors is divided into three classes, as nearly equal in number as possible, with each Director serving a three-year term and one class being elected at each year's annual meeting of stockholders. Messrs. Crawford, Ehrenkranz, Finnegan and Parella are Class I Directors whose terms expire at the upcoming Annual Meeting. Messrs. Frisbie, Lipman, Lord and Yost are Class II Directors whose terms expire at the 2003 annual meeting of our stockholders. Messrs. Hoffen, Holland, Hundt and Perry are Class III Directors whose terms expire at the 2004 annual meeting of our stockholders. At each annual meeting of our stockholders, successors to the class of Directors whose term expires at such meeting will be elected to serve for three-year terms and until their successors are elected and qualified. In the interim between annual meetings, our Board has the authority under our charter and by-laws to increase or decrease the size of the Board and fill vacancies.

        During the fiscal year ended December 31, 2001, our Board of Directors met eleven times. During the fiscal year ended December 31, 2001, all of our incumbent Directors, other than Reed Hundt, attended at least 75% of the total of all meetings of the Board of Directors and any committee on which he served. Mr. Hundt attended all of our regularly scheduled Board meetings and four out of five of our Audit Committee meetings. Due to scheduling conflicts, Mr. Hundt was unable to attend some of our special Board meetings. Note that in the Board/Committee meetings that Mr. Hundt missed, he followed up with our Chairman of the Board after these meetings to discuss the meetings and provide input.

        See the discussion below under the caption "Certain Relationships and Related Transactions" about the voting agreements concerning our Board of Directors.

Board Committees

        Our Board of Directors currently has three committees:

  •
  Executive Committee

  •
  Audit Committee

  •
  Compensation Committee

        The Executive Committee is currently comprised of Messrs. Crawford, Hoffen, Holland and Perry. The Executive Committee is authorized, subject to certain limitations, to exercise all of the powers of the Board of Directors during periods between Board meetings. During the fiscal year ended December 31, 2001, Board action was taken by the Board of Directors and as a result, the Executive Committee did not meet.

        The Audit Committee is currently comprised of Messrs. Ehrenkranz, Finnegan and Hundt. This committee's primary purpose and responsibilities are described in the "Report of the Audit Committee" section in this proxy statement. During the fiscal year ended December 31, 2001, the Audit Committee met five times.

        The Compensation Committee is currently comprised of Messrs. Crawford, Frisbie, Hoffen and Perry. This committee's primary purpose and responsibilities are described in the "Report on Executive Compensation" section in this proxy statement. During the fiscal year ended December 31, 2001, the Compensation Committee met once and acted by written consent once.

Report of the Audit Committee.

        The report below shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that Allegiance Telecom specifically incorporates this information by reference, and shall not be deemed filed under such Acts.

        The Audit Committee reports to the Board of Directors and is responsible for, among other things, considering the appointment of the company's independent auditors, reviewing their independence, reviewing with the auditors the plan and scope of the audit, monitoring the adequacy of reporting and internal controls and discussing the company's financial statements and other financial information with management and the independent auditors. The Board of Directors has amended and restated the Audit Committee charter, which establishes the audit related functions the Audit Committee is to perform. You can find a copy of that charter attached to this proxy statement as Appendix A.

        The Directors who serve on the committee are all Independent for purposes of the rules of the National Association of Securities Dealers, Inc. The Board of Directors, based in part upon oral discussions with representatives of the Nasdaq National Market, has determined that none of the members of the Audit Committee has a relationship to the company that may interfere with the Audit Committee's independence from the company and management.

        Management has primary responsibility for the financial statements and the overall reporting process, including the system of internal controls. The independent auditors audit the company's annual financial statements prepared by management, express an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows in conformity with generally accepted accounting principles and discuss with the Audit Committee any issues they believe should be raised.

        This year, the Audit Committee reviewed the company's audited financial statements and discussed these financial statements with both management and Arthur Andersen LLP, the company's independent auditors. Management has represented to the Audit Committee that the financial statements were prepared in accordance with generally accepted accounting principles.

        The Audit Committee has received from and discussed with Arthur Andersen, the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). These items relate to that firm's independence from the company. The Audit Committee has also discussed with Arthur Andersen any matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

        Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the company's audited financial statements be included in its annual report on Form 10-K for the fiscal year ended December 31, 2001.

                      Audit Committee,

                      John B. Ehrenkranz, Director and
                          Committee Chairman
                      Paul J. Finnegan, Director
                      Reed E. Hundt, Director

Independent Public Accountants.

        We have not selected our independent accountants for the current fiscal year. The Audit Committee of our Board of Directors will make this selection later in the year. Representatives of Arthur Andersen LLP, who served as our independent public accountants during 2001, are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

        We incurred the following fees by Arthur Andersen LLP during the fiscal year ended December 31, 2001:

  •
  Audit Fees: Arthur Andersen LLP audit fees for review of annual financial statements and those financial statements included in our quarterly reports on Form 10-Q totaled $628,032.

  •
  Financial Information Systems Design and Implementation Fees: We did not engage Arthur Andersen LLP to provide advice regarding financial information systems design or implementation.

  •
  All Other Fees: Arthur Andersen LLP fees for tax services and acquisition due diligence rendered to us totaled $167,274.

        The Audit Committee has considered whether the provision of these additional services is compatible with maintaining the independence of Arthur Andersen LLP.

Compensation Committee Interlocks and Insider Participation.

        The Board of Directors has established a Compensation Committee, which is responsible for decisions regarding salaries, incentive compensation, stock options and other matters regarding our executive officers and employees. No current member of the Compensation Committee is an employee of our company.

Compensation of Directors.

        We reimburse the members of our Board of Directors for their reasonable out-of-pocket expenses incurred in connection with attending Board or committee meetings. Additionally, we are contractually obligated to maintain our present level of directors' and officers' insurance. Members of our Board of Directors generally receive no other compensation for services provided as a Director or as a member of any Board committee, except as described below.

        In March 1998, in connection with Reed Hundt joining our Board of Directors, we issued to Mr. Hundt, options to purchase 75,935 shares of common stock and 75,935 shares of common stock to Charles Ross Partners, LLC, of which Mr. Hundt is a member. The options were issued with an exercise price of $1.6466 per share. All of such options are currently vested. On November 30, 2000, Reed E. Hundt was granted options to purchase 37,500 shares of our common stock, at an exercise price of $14.0156 per share. On the grant date, 33.33% of these options were vested and an additional 8.33% will vest every three months after that date. In addition, on December 8, 1999, we issued options to purchase 37,500 shares of our common stock, at an exercise price of $50.00 per share, which Reed Hundt has voluntarily returned to us for cancellation and reissuance to participants under our stock incentive plan. On November 30, 2000, Andrew Lipman was granted options to purchase 50,000 shares of our common stock, at an exercise price of $14.0156 per share. On June 30, 2001, 33.33% of these options vested and an additional 8.33% will vest every three months after August 24, 2001. On May 24, 2000, as an advisor to the company, Mr. Lipman was granted options to purchase 50,000 shares of our common stock, at an exercise price of $48.00 per share, which Mr. Lipman has voluntarily returned to us for cancellation and reissuance to participants under our stock incentive plan. The stock option agreement for both of Mr. Hundt and Mr. Lipman provide that all unvested options become vested options upon the (a) Director's death, (b) Director's permanent physical disability or (c) consummation of a "change in control" (as defined in the option agreements), if such Director is still a Director of our company immediately prior to such consummation. Once these options are vested, they may generally be exercised for 90 days after the Director leaves our Board of Directors for any reason; the Compensation Committee of the Board of Directors may, in their discretion, authorize a longer period of exercisability. Unvested options on the Director's termination date are automatically forfeited.

        All of the option share numbers and the option exercise prices in this proxy statement have been adjusted to reflect our 3-for-2 stock split, in the form of a 50% stock dividend, of our common stock effected February 28, 2000.

Certain Relationships and Related Transactions.

Securityholders Agreement

        Allegiance Telecom, Madison Dearborn Capital Partners II, LP, Morgan Stanley Capital Partners III, LP, MSCP III 892 Investors, LP, Morgan Stanley Capital Investors, LP, Frontenac VII Limited Partnership, Frontenac Masters VII Limited Partnership, Battery Ventures IV, LP, Battery Investment Partners IV, LLC, Royce J. Holland, Thomas M. Lord, Anthony J. Parella and certain other stockholders are parties to a Securityholders Agreement dated as of August 13, 1997. Under the terms of this agreement, in the event of an approved sale of our company, each of the fund investors, management investors and their transferees agrees to approve and, if requested, to sell its shares in such sale of our company. Most of the other provisions of this agreement, apart from certain provisions thereof, terminated upon the consummation of our initial public offering of common stock.

Registration Agreement

        Allegiance Telecom, Madison Dearborn Capital Partners II, LP, Morgan Stanley Capital Partners III, LP, MSCP III 892 Investors, LP, Morgan Stanley Capital Investors, LP, Frontenac VII Limited Partnership, Frontenac Masters VII Limited Partnership, Battery Ventures IV, LP, Battery Investment Partners IV, LLC, Royce J. Holland, Thomas M. Lord, Anthony J. Parella and certain other stockholders listed therein are parties to an Amended and Restated Registration Agreement dated as of September 13, 1999. The Morgan Stanley Capital Partners funds, Madison Dearborn Capital Partners, and Frontenac Company funds each are entitled to demand two long-form registrations, such as registration on Form S-1, and unlimited short-form registrations, such as registration on Form S-3, and the Battery Ventures funds are entitled to demand one long-form registration and unlimited short-form registrations. In addition, the stockholders party to the registration agreement may piggyback on primary or secondary registered public offerings of our securities. We have agreed to pay the registration expenses in connection with these demand and piggyback registrations. Each stockholder party to this registration agreement is subject to holdback restrictions in the event of a public offering of our securities.

        Allegiance Telecom, Morgan Stanley & Co. Incorporated, Salomon Brothers Inc, Bear Stearns & Co. Inc. and Donaldson Lufkin & Jenrette Securities Corporation are parties to a Warrant Registration Rights Agreement dated as of February 3, 1998. We have an effective shelf registration statement with respect to the issuance of the common stock issuable upon exercise of the redeemable warrants. We are required to maintain the effectiveness of such registration statement until all redeemable warrants have expired or been exercised. We are required to pay the expenses associated with such registration.

Voting Agreements

        Allegiance Telecom, Madison Dearborn Capital Partners II, LP, Morgan Stanley Capital Partners III, LP, MSCP III 892 Investors, LP, Morgan Stanley Capital Investors, LP, Frontenac VII Limited Partnership, Frontenac Masters VII Limited Partnership, Battery Ventures IV, LP, Battery Investment Partners IV, LLC, Royce J. Holland, Thomas M. Lord, Anthony J. Parella and certain other stockholders listed therein are parties to an Stock Purchase Agreement dated as of August 13, 1997. The parties to such agreement have each agreed to vote all of their shares in such a manner as to elect the following persons to serve as Directors: Madison Dearborn Capital Partners, Morgan Stanley Capital Partners funds, and Frontenac Company funds each have the right to designate two Directors; Battery Ventures funds have the right to designate one Director; our Chief Executive Officer has the right to serve as a Director; the management investors have the right to designate three Directors; and the final two directorships may be filled by representatives designated by the fund investors and acceptable to the management investors. In the event Madison Dearborn Capital Partners II, LP's beneficial ownership of common stock is less than 30% but equal to or greater than 15% of its original investment, it will be entitled to designate one Director instead of two; in the event that its beneficial ownership of common stock is less than 15% of its original investment, it will not have a right to designate a Director to the Board. In the event the Morgan Stanley Capital Partners funds' beneficial ownership of common stock is less than 30% but equal to or greater than 15% of their original investment, they will be entitled to designate one Director instead of two; in the event their beneficial ownership of common stock is less than 15% of their original investment, they will not have a right to designate a Director to the Board. As a result of Frontenac Company funds' current beneficial stock ownership, the Frontenac Company funds no longer have a right to designate any Directors to the Board. As a result of the Battery Ventures funds' current beneficial stock ownership, the Battery Ventures funds no longer have a right to designate a Director to the Board.

Indebtedness of Management

        In connection with the employment of Clay Myers, our Senior Vice President of Finance and Accounting, Mr. Myers borrowed $250,000 from us on December 6, 1999. Mr. Myers issued a promissory note payable to us for this amount, which note is payable on December 6, 2002. Such note accrues interest at 5.74% per annum, which was the December 1999 applicable federal rate, and interest is payable when the note is due. In the event Mr. Myers resigns or is terminated by us for cause (as defined in the note), then this note will become immediately due and payable. The note is secured by a pledge of Mr. Myers' Allegiance Telecom stock options. Mr. Myers has paid accrued interest on this note up through December 31, 2001. The $250,000 was used by Mr. Myers to replace certain benefits he had to forego from his prior employer upon his acceptance of a position with us.

        On April 4, 2001, Tony Parella, a Director and our Executive Vice President, borrowed $3,000,000 from us. Mr. Parella issued a promissory note payable to us, which note was payable on April 4, 2004. In September 2001, Mr. Parella borrowed an additional $1,200,000. Mr. Parella issued a full recourse promissory note (the "Full Recourse Note") payable to us for a total amount of $4,200,000 plus previously accrued interest of $81,564 on the April 4, 2001 note. The Full Recourse Note is payable on April 4, 2004. This note accrues interest at 2.73% per annum, which was the November 2001 applicable federal rate, and interest is payable when this note is due. In the event Mr. Parella resigns or is terminated by us for cause (as defined in the Full Recourse Note), then this note will become immediately due and payable. Under the Full Recourse Note, we have the right to enforce the repayment obligation of Mr. Parella by looking to his personal assets. The Full Recourse Note is also secured by a pledge of Mr. Parella's Allegiance Telecom stock options, as well as 350,000 shares of Allegiance Telecom common stock. The $4,200,000 was used by Mr. Parella to repay certain debt that he incurred in connection with the purchase of land. That debt was secured by Mr. Parella's Allegiance Telecom stock and he would have been forced to sell such stock to satisfy the debt if he did not obtain another means of repaying the debt. We determined that making the loan to Mr. Parella was in the best interests of our stockholders because it allowed him to avoid a forced sale of his shares. Mr. Parella is currently in the process of selling such land to repay the Full Recourse Note in full. Based on an appraisal performed in October 2000, the land has an appraised value of $7.4 million.

Other

        During 2001, our personnel and advisors traveled at various times on company business on an airplane owned and operated by a company that is wholly-owned by Thomas Lord and members of his immediate family. Mr. Lord is one of our Directors and our Executive Vice President of Corporate Development and Chief Financial Officer. Total charges to us for our use of this airplane in 2001 were $350,880. The air travel rate billed to us for use of the airplane was at least as favorable as the rate charged by private aircraft owners unaffiliated with our company. In addition, our Board of Directors had authorized the use of this airplane for business purposes only, provided that the air travel rate billed to us for use of the airplane was at least as favorable as the rate charged by private aircraft owners unaffiliated with our company. We have now terminated this arrangement and do not expect to incur charges for the use of this airplane in the future.

        In fiscal 2001, Swidler Berlin Shereff Friedman LLP, a law firm of which Andrew Lipman, one of our Directors, is the Vice Chairman and a partner, performed legal services for us. We incurred approximately $1 million in legal fees by this law firm in 2001. We intend to continue using this law firm in fiscal 2002 for advice on legal matters.

Section 16(a) Beneficial Ownership Reporting Compliance.

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our Directors, executive officers and persons who own more than 10% of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Such persons are also required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based solely on a review of copies of such reports received and written representations from certain of the reporting persons, we believe that each of our executive officers and Directors complied with all Section 16(a) filing requirements applicable to them during 2001.

EXECUTIVE COMPENSATION

        The report below shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent Allegiance Telecom specifically incorporates this information by reference, and shall not be deemed filed under such Acts.

Report On Executive Compensation.

Compensation Philosophy

        The Compensation Committee makes recommendations to the Board of Directors with respect to Allegiance Telecom's compensation policies and practices generally. The Compensation Committee also determines the compensation to be paid to Allegiance Telecom's Chief Executive Officer and each of its other senior executive officers. None of the company's executive officers has an employment agreement that provides for a specified salary, bonus, severance or other cash payment. Thus, all of the company's executive compensation decisions are made solely in the discretion of the Compensation Committee, subject to review and approval by the full Board of Directors. The Compensation Committee held one formal meeting in 2001 but Allegiance Telecom management consults with members of the Compensation Committee throughout the year on compensation issues.

        Allegiance Telecom's approach to executive compensation, as implemented by the Compensation Committee, has been designed to provide a competitive compensation program that will enable the company to attract, motivate, reward and retain individuals who possess the necessary level of skill, experience and dedication. Allegiance Telecom's compensation policies are based on the principle that each executive's financial rewards should be aligned with the financial interests of Allegiance Telecom's stockholders. The Compensation Committee has therefore placed more emphasis on incentive-based equity compensation and less on cash compensation. In 2001, the Compensation Committee authorized additional equity compensation for all Allegiance Telecom employees in light of the declining market price of the company's stock. In doing so, the Compensation Committee sought to balance the need to have Allegiance Telecom employees share in the diminution in the stock value along with all other Allegiance Telecom stockholders with the need to retain and incentivize employees for the benefit of all Allegiance Telecom stockholders. The Compensation Committee determined that, notwithstanding the decline in the company's stock price and in the stock prices of communications companies generally, offering equity compensation to retain employees remains preferable to increasing cash compensation.

        Compensation payments in excess of $1 million to Allegiance Telecom's Chief Executive Officer or the other four most highly compensated executive officers are subject to a limitation on deductibility for the company under Section 162(m) of the Internal Revenue Code, as amended. Certain performance-based compensation is not subject to the limitation on deductibility. Cash compensation for 2001 that is subject to this limitation did not exceed $1 million for any Allegiance Telecom executive officer. Allegiance Telecom has substantial net operating loss carryforwards and the Compensation Committee therefore does not believe that the potential limitation of Section 162(m) on future compensation deductions is a material factor in determining how to structure executive compensation at the company in the near term.

Annual Salaries

        Base salaries for Allegiance Telecom's executive officers are determined by evaluating the responsibilities associated with the position held and the experience of the individual, and by reference to the competitive marketplace for management talent. Adjustments in salary and performance-based bonuses are determined by evaluating:

  •
  the competitive marketplace for management talent,

  •
  Allegiance Telecom's operating performance,

  •
  the performance of the executive officer, particularly with respect to such officer's ability to manage the company's rapid growth, and

  •
  any increased responsibilities assumed by the executive officer.

        All base salary determinations take into account the level of each executive's ownership of Allegiance Telecom stock and the incentive provided by such ownership and the vesting associated with it. To evaluate the competitive marketplace, Allegiance Telecom retained on behalf of the Compensation Committee, a benefits consulting firm that conducted a comprehensive survey of compensation and benefits provided in the communications industry. Based on this survey, the Compensation Committee determined that Allegiance Telecom's salaries and bonuses are generally at the median level paid by companies that are comparable to Allegiance Telecom.

        The Compensation Committee determined not to grant increases in the salaries of the company's Chief Executive Officer, Chief Operating Officer and Chief Financial Officer and most of its other senior executives for 2002 in light of the performance evaluation criteria set forth above.

Annual Bonuses

        Allegiance Telecom considers the payment of cash bonuses as an important component of the incentive compensation provided to each of its executive officers. Bonus targets for each such executive are set annually by the Compensation Committee at the beginning of each year. In general, one-half of any potential bonus is payable based upon the level of Allegiance Telecom's achievement of its strategic and operating goals and the other half based upon the level of personal achievement by the individual executive officer.

        The Compensation Committee determined to pay no more than one-half of targeted bonus amounts in 2001 for Allegiance Telecom's Chief Executive Officer, Chief Operating Officer and Chief Financial Officer and most of its other senior executives and employees.

Compensation of Chief Executive Officer

        Royce Holland's salary for 2001 was $275,000 and his maximum bonus target was $137,500. These amounts represent less than the median level paid to chief executive officers of comparable companies according to the report of the benefits consultant retained on behalf of the Compensation Committee. As such, Mr. Holland's compensation is lower than that of his peers. Notwithstanding this, the Compensation Committee accepted the recommendation of Mr. Holland that his cash compensation be maintained at $275,000 for 2002 and that he receive a 2001 bonus of $55,000, representing less than one-half of his target bonus. Recognizing that Mr. Holland's equity in Allegiance Telecom is fully vested and that the need to retain his leadership is important to the future of the company, the Compensation Committee authorized a grant of 1,000,000 non-qualified stock options to Mr. Holland on October 15, 2001, each at an exercise price of $5.79.

Founders' Stock and Allegiance Telecom Stock Plans

        Royce Holland, Tom Lord, Dan Yost and Tony Parella were part of Allegiance Telecom's founding management team and today beneficially own in the aggregate approximately 10.4 million shares of common stock, or approximately 9% of the total shares outstanding as of March 31, 2002. Including Royce Holland, Tom Lord, Dan Yost and Tony Parella, Allegiance Telecom's founding management team consists of 15 executives currently employed by the company. This founders' stock, together with the company's option plans and employee stock discount purchase plan, contribute to Allegiance Telecom's ability to attract and retain the best available personnel. It is the philosophy of the Compensation Committee to tie a significant portion of an executive's total opportunity for financial gain to increases in the value of Allegiance Telecom's common stock. The Compensation Committee believes that employees who are owners of the company will focus on its long-term success and on building stockholder value.

        All employees, including executive officers, of Allegiance Telecom and its subsidiaries are eligible for grants of stock options, including outperform stock options. During each fiscal year, the Compensation Committee authorizes the grant of stock options to employees, including executive officers, who are recommended by management as being in a position to continue to contribute to the company's growth and profitability. The number of options granted to a particular employee is based on management's assessment of his or her performance and contribution.

                      Compensation Committee,

                      James N. Perry, Jr., Director and
                          Committee Chairman
                      James E. Crawford, III, Director
                      Richard D. Frisbie, Director
                      Howard I. Hoffen, Director

Summary Compensation Table.

        The following table sets forth certain summary information for the years ended December 31, 2001, 2000 and 1999, concerning the compensation paid and awarded to (a) our Chief Executive Officer and (b) the four other executive officers who, based on salary and bonus compensation from us, were the most highly compensated officers of our company for the year ended December 31, 2001 (such five executive officers are referred to as the "Named Executive Officers").

Long Term Compensation
Annual Compensation
Name and Principal Position						Securities Underlying Options(#)
	Year	Salary($)		Bonus($)
Royce J. Holland Chairman of the Board and Chief Executive Officer	2001 2000 1999	$ $ $	275,000 250,000 225,100	$ $	55,000 (1) 150,000	1,021,404(2 21,404(2 —	) )
C. Daniel Yost President and Chief Operating Officer	2001 2000 1999	$ $ $	275,000 250,000 225,000	$ $	55,000 (1) 150,000	421,404(2 21,404(2 —	) )
Thomas M. Lord Executive Vice President of Corporate Development and Chief Financial Officer	2001 2000 1999	$ $ $	250,000 225,000 200,000	$ $	50,000 (1) 150,000	421,404(2 21,404(2 —	) )
Anthony J. Parella(3) Executive Vice President	2001 2000 1999	$ $ $	245,000 185,600 150,803	$ $	49,000 (1) 80,000	1,607,135(2 1,207,135(2 300,000	) )
Mark B. Tresnowski Senior Vice President, General Counsel and Secretary	2001 2000 1999	$ $ $	240,000 215,000 184,616	$ $	48,000 (1) 80,000	1,155,703(2 805,703(2 495,000	) )

(1)
The absence of cash bonuses for these executives was taken into account in determining 2000 year-end stock option grants for such officers. See also discussion below under the caption "Outperform Stock Option Grants."

(2)
For Royce Holland, Dan Yost and Tom Lord, 21,404 of these are outperform stock options. For Tony Parella, 7,135 of these are outperform stock options. For Mark Tresnowski, 10,703 of these are outperform stock options. All of the outperform stock options were granted on November 30, 2000, and have an initial exercise price of $14.0156 and are now fully vested and exercisable. These options are exercisable until March 31, 2003 (unless the term is extended by the Compensation Committee). The exercise price of these options may increase or decrease based on the aggregate percentage increase or decrease in the Nasdaq 100 Index. The value received by an executive upon exercise of outperform stock options is based on a formula involving a multiplier (not to exceed eight) related to how much our common stock outperforms the Nasdaq 100 Index. See the discussion below under the caption "Outperform Stock Option Grants."

(3)
We loaned an aggregate of $4,200,000 to Tony Parella in 2001. The full recourse note for this loan accrues interest at 2.73% per annum, which was the November 2001 applicable federal rate. Mr. Parella's annual compensation in the table above does not include any amounts for imputed interest, which is consistent with Internal Revenue Service regulations. See the discussion above under the caption "Certain Relationships and Related Transactions—Indebtedness of Management."

Option Grants in Last Fiscal Year.

        We grant stock options to our employees, officers, Board of Directors and consultants under our 1998 Stock Incentive Plan, as amended. As of December 31, 2001, we have reserved for issuance a total of 25,429,108 shares under that plan.

        The following table sets forth information concerning the award of stock options to the Named Executive Officers during fiscal 2001.

		Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price/ Market Price Per Share at Grant Date		Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
	Number of Securities Underlying Options Granted(#)
Name				Expiration Date
					5%($)	10%($)
Royce J. Holland	1,000,000(1)	7.05%	$5.79	10/15/2007	$1,969,154	$4,467,339
C. Daniel Yost	400,000(1)	2.82%	$5.79	10/15/2007	$787,662	$1,786,936
Thomas M. Lord	400,000(1)	2.82%	$5.79	10/15/2007	$787,662	$1,786,936
Anthony J. Parella	1,000,000(1)	7.05%	$5.79	10/15/2007	$1,969,154	$4,467,339
Mark B. Tresnowski	500,000(1)	3.52%	$5.79	10/15/2007	$984,577	$2,233,670

(1)
All of these non-qualified stock options were granted on October 15, 2001. 34% of these options vest on October 15, 2002, with an additional 2.75% of the total number of these options vesting each month thereafter. All of these stock option agreements provide that all unvested options become vested options upon the (a) executive's death, (b) executive's permanent physical disability or (c) consummation of a "change in control," if such executive is still employed by us immediately prior to such consummation. See the discussion under "Anthony J. Parella and Mark B. Tresnowski Stock Option Agreements" for the definition of "change in control." In addition, these agreements contain a gross-up provision pursuant to which any payment, which would be subject to certain excise taxes occurring as a result of these agreements, would include an additional gross-up payment resulting in the executive retaining an additional amount equal to these excise taxes. Once these options are vested, they may generally be exercised for 545 days after an executive's termination of employment for any reason; the Compensation Committee of the Board of Directors may, in their discretion, authorize a longer period of exercisability. Unvested options on executive's termination date are automatically forfeited.

(2)
These assumed rates of appreciation are provided in order to comply with the requirements of the SEC and do not represent our expectation as to the actual rate of appreciation of our common stock. The actual value of the options will depend on the performance of our common stock, and may be greater or less than the amounts shown, and will also depend on the executive's continued employment through the vesting period.

Exercise of Stock Options and Fiscal Year-End Option Values.

        The following table sets forth information concerning the number and value of stock options held at 2001 fiscal year end by the Named Executive Officers. There were no stock option exercises during fiscal 2001 by the Named Executive Officers.

			Number of Securities Underlying Unexercised Options at 12/31/01(#)		Value of Unexercised (other than OSOs) In-the-Money Options at 12/31/01($)(1)		Value of Unexercised OSOs at 12/31/01($)(2)
	Shares Acquired on Exercise(#)
		Value Realized
Name			Exercisable	Unexercisable	Exercisable	Unexercisable	Exercisable
Royce J. Holland	0	$0	21,404	1,000,000	$0	$2,500,000	$0
C. Daniel Yost	0	$0	21,404	400,000	$0	$1,000,000	$0
Thomas M. Lord	0	$0	21,404	400,000	$0	$1,000,000	$0
Anthony J. Parella	0	$0	368,209	1,238,926	$0	$2,500,000	$0
Mark B. Tresnowski	0	$0	538,978	576,725	$3,261,100	$1,457,547	$0

(1)
The value of unexercised in-the-money (i.e., options that had a positive spread between the exercise price and the fair market value of the common stock) options that are not outperform stock options is based on the December 31, 2001 closing price of $8.29 per share of our common stock as reported on the Nasdaq National Market.

(2)
Outperform stock options are being valued based on the outperform multiplier and the change to the outperform stock option exercise price as of December 31, 2001 in accordance with their option agreements. The exercise price of an outperform stock option is subject to change based on the percentage change in the Nasdaq 100 for the period from the date of grant to the day before the options are exercised. Please see the discussion below under the caption "Outperform Stock Option Grants."

Outperform Stock Option Grants.

        In 2000, we granted outperform stock options (also referred to as "OSOs") under our 1998 Stock Incentive Plan, as amended, to certain employees. A holder of an OSO is entitled to receive shares of our common stock (or cash, in the discretion of the Compensation Committee in connection with a change of control of our company) based on the performance of our common stock compared to the performance of the Nasdaq 100 Index. The exercise price of OSOs may increase or decrease based on the aggregate percentage increase or decrease in the Nasdaq 100 Index. The value received for awards under an OSO agreement is based on a formula involving a multiplier (not to exceed eight) related to how much our common stock outperforms the Nasdaq 100 Index. To the extent that our common stock outperforms the Nasdaq 100 Index, the value of these outperform stock options to an option holder may exceed the value of our standard non-qualified stock options. For example, an executive receives 1,000 OSOs on November 30, 2000 at an exercise price of $14.0156. Assume that from November 30, 2000 to March 31, 2003, our common stock price increases from $14.0156 to $20 (a 42.698% increase). Assume also that during this same period, the Nasdaq 100 Index increases from 2341.70 to 2500 (a 6.76% increase). The original exercise price of the OSO changes based on the percentage change in the Nasdaq 100 Index, and therefore, the exercise price of these OSOs would increase from $14.0156 to $14.9631. In this example, because our common stock outperformed the Nasdaq 100 Index by more than 10%, a multiplier of eight (the maximum multiplier) would be applied to the value of the OSO. As a result, these options would be worth $40,296 on March 31, 2003. If the performance of our common stock does not exceed the performance of the Nasdaq 100 Index, an OSO will have no value.

        All of the OSOs granted in 2000 were granted on November 30, 2000, have an initial exercise price of $14.0156 and are now fully vested. These options are exercisable until March 31, 2003 (unless the term is extended by the Compensation Committee). Upon exercise of an OSO, the Compensation

Committee has the discretion to deliver shares of our common stock and/or cash equal to the value of the OSO.

Executive Agreements.

Royce J. Holland Executive Agreement

        In August 1997, Allegiance Telecom, Allegiance Telecom, LLC, and Royce Holland entered into an Executive Purchase Agreement, a Securityholders Agreement, Stock Purchase Agreement and a Registration Agreement. The Registration Agreement was amended and restated on September 13, 1999. Certain of these agreements are also described under "Certain Relationships and Related Transactions" above. In December 1999, Allegiance Telecom and Royce Holland amended and restated the Executive Purchase Agreement. These agreements include, among others, the following terms:

        Restrictions on Transfer; Holdback and Drag Along Agreements.    Mr. Holland's Allegiance Telecom common stock issued under his Executive Purchase Agreement is currently 100% vested. However, his executive securities are subject to various restrictions on transferability, holdback periods in the event of a public offering of our securities and provisions requiring the holder of such shares to approve and, if requested by us, sell shares in any sale of our company that is approved by the Board.

        Terms of Employment.    Mr. Holland is an at will employee and, thus, may be terminated by us at any time and for any reason. Mr. Holland is not entitled to receive any severance payments upon any such termination.

        Noncompetition and Nonsolicitation Agreements.    During the noncompete period described below, Mr. Holland may not hire or attempt to induce any employee of our company to leave us, nor attempt to induce any of our customers or other business relations to cease doing business with us, nor in any other way interfere with our relationships with our employees, customers, and other business relations. Also, during this noncompete period, Mr. Holland may not participate in any business engaged in the provision of competitive local exchange telecommunications services in any metropolitan statistical area in which we have engaged in business or have at any time had an approved business plan to engage in business. The noncompete period in this agreement is the period of employment and the one year following termination of employment for any reason, but terminates immediately upon a qualified sale of our company.

        Gross-Up for Excise Taxes.    In addition, the Holland Executive Purchase Agreement contains a gross-up provision pursuant to which any payment, which would be subject to certain excise taxes occurring as a result of such agreement, would include an additional gross-up payment resulting in the executive retaining an additional amount equal to these excise taxes.

C. Daniel Yost Executive Agreement

        In January 1998, Allegiance Telecom, Allegiance Telecom, LLC, and Dan Yost entered into an Executive Purchase Agreement, a Securityholders Agreement and a Registration Agreement. The Registration Agreement was amended and restated on September 13, 1999. Certain of these agreements are also described under "Certain Relationships and Related Transactions" above. In December 1999, Allegiance Telecom and Dan Yost amended and restated the Executive Purchase Agreement, containing substantially the same terms as those described above for Royce Holland. Mr. Yost's Allegiance Telecom common stock issued under his Executive Purchase Agreement is currently 100% vested.

Thomas M. Lord Executive Agreement

        In August 1997, Allegiance Telecom, Allegiance Telecom, LLC, and Tom Lord entered into an Executive Purchase Agreement, a Securityholders Agreement, Stock Purchase Agreement and a Registration Agreement. The Registration Agreement was amended and restated on September 13, 1999. Certain of these agreements are also described under "Certain Relationships and Related Transactions" above. In December 1999, Allegiance Telecom and Tom Lord amended and restated the Executive Purchase Agreement, containing substantially the same terms as those described above for Royce Holland. Mr. Lord's Allegiance Telecom common stock issued under his Executive Purchase Agreement is currently 100% vested.

Anthony J. Parella Executive Agreement

        In August 1997, Allegiance Telecom, Allegiance Telecom, LLC and Tony Parella entered into an Executive Purchase Agreement, a Securityholders Agreement, Stock Purchase Agreement and a Registration Agreement. The Registration Agreement was amended and restated on September 13, 1999. Certain of these agreements are also described under "Certain Relationships and Related Transactions" above. These agreements include, among others, the following terms:

        Restrictions on Transfer; Holdback and Drag Along Agreements.    Mr. Parella's Allegiance Telecom common stock issued under his Executive Purchase Agreement is currently 100% vested. However, these executive securities are subject to various restrictions on transferability, holdback periods in the event of a public offering of our securities and provisions requiring the holder of such shares to approve and, if requested by us, sell its shares in any sale of our company that is approved by the Board.

        Terms of Employment.    Mr. Parella is an at will employee and, thus, may be terminated by us at any time and for any reason. Mr. Parella is not entitled to receive any severance payments upon any such termination.

Anthony J. Parella and Mark B. Tresnowski Stock Option Agreements

        We have granted to Tony Parella, an aggregate of 1,607,135 stock options outstanding as follows: (1) 300,000 non-qualified stock options were granted on November 30, 2000, with an exercise price of $14.0156 (176,250 of these options vested on June 30, 2001 with 2.75% additional options vesting on August 1, 2001 and each month thereafter); (2) 300,000 non-qualified stock options were granted on November 30, 2000 with an exercise price of $14.0156 (102,000 of these options vested on August 2, 2001 with 2.75% additional options vesting each month thereafter); (3) 7,135 outperform stock options were granted on November 30, 2000, with an exercise price of $14.0156; and (4) 1,000,000 non-qualified stock options were granted on October 15, 2001, with an exercise price of $5.79 (34% of such options vest on October 15, 2002, with an additional 2.75% of the total number of these options vesting each month thereafter). In addition, we have granted to Tony Parella, 300,000 stock options with an exercise price of $35.0832 and 300,000 stock options with an exercise price of $50.1250, which Tony Parella has voluntarily returned to us for cancellation and reissuance to participants under our stock option plan.

        We have granted to Mark Tresnowski, an aggregate of 1,155,703 stock options outstanding as follows: (1) 495,000 non-qualified stock options were granted on February 1, 1999, with an exercise price of $0.6666 (34% of such options vested on February 1, 2000, and an additional 2.75% will vest each month thereafter); (2) 150,000 non-qualified stock options were granted on November 30, 2000, with an exercise price of $14.0156 (75,750 of these options vested on June 30, 2001 with 2.75% additional options vesting on August 1, 2001 and each month thereafter); (3) 10,703 outperform stock options were granted on November 30, 2000, with an exercise price of $14.0156; and (4) 500,000 non-qualified stock options were granted on October 15, 2001, with an exercise price of $5.79 (34% of such options vest on October 15, 2002, with an additional 2.75% of the total number of these options vesting each month thereafter). In addition, we have granted to Mark Tresnowski, 150,000 stock options with an exercise price of $61.50, which Mark Tresnowski has voluntarily returned to us for cancellation and reissuance to participants under our stock option plan.

        All of these stock option agreements, except for the outperform stock option agreements described above, provide that upon the consummation of a "change in control," if such executive is still employed by us immediately prior to such consummation, all unvested options become vested options. A "change in control" is defined as any of the following events: (i) if any person or group as those terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, other than any employee benefit plan of Allegiance Telecom or a trustee or other administrator or fiduciary holding securities under an employee benefit plan of Allegiance Telecom ("Exempt Person"), is or becomes the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act), directly or indirectly, of securities of Allegiance Telecom representing 50% or more of the combined voting power of Allegiance Telecom's then outstanding securities; or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of Allegiance Telecom and any new directors whose election by the Board or nomination for election by Allegiance Telecom's stockholders was approved by at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election was previously so approved, cease for any reason to constitute a majority thereof; or (iii) the stockholders of Allegiance Telecom approve a merger or consolidation of Allegiance Telecom with any other corporation, other than a merger or consolidation (A) which would result in all or a portion of the voting securities of Allegiance Telecom outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of Allegiance Telecom or such surviving entity outstanding immediately after such merger or consolidation or (B) by which the corporate existence of Allegiance Telecom is not affected and following which Allegiance Telecom's chief executive officer and directors retain their positions with Allegiance Telecom (and constitute at least a majority of the Board); or (iv) the stockholders of Allegiance Telecom approve a plan of complete liquidation of Allegiance Telecom or an agreement for the sale or disposition by Allegiance Telecom of all or substantially all Allegiance Telecom's assets, other than a sale to an Exempt Person.

        In addition, these agreements (other than the outperform stock option agreements) contain a gross-up provision pursuant to which any payment, which would be subject to certain excise taxes occurring as a result of these agreements, would include an additional gross-up payment resulting in the executive retaining an additional amount equal to these excise taxes.

COMMON STOCK PERFORMANCE

        The graphs below shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not be deemed filed under such Acts.

        The graphs below set forth comparative information regarding our total stockholder return from July 1, 1998 (the date our common stock commenced public trading) through December 31, 2001 (the end of fiscal 2001). The graph assumes the investment of $100 on July 1, 1998 in our common stock, the Peer Group Index and the Nasdaq Composite Index, and assumes dividends are reinvested. Past financial performance should not be considered to be a reliable indicator of future performance, and investors should not use historical trends to anticipate results or trends in future periods.

	07/01/98	12/31/98	12/31/99	12/31/00	12/31/01
Allegiance Telecom, Inc.	100.00	88.18	670.90	242.82	90.41
Peer Group Index(1)	100.00	77.80	329.80	229.95	31.09
Nasdaq Composite Index	100.00	113.86	208.55	128.27	102.25

(1)
The industry peer group consists of competitive local exchange carriers with common stock registered under the Securities Exchange Act of 1934 and traded on a U.S. stock exchange or quoted on the Nasdaq Stock Market, and consists of: Adelphia Business Solutions Inc.; Choice One Communications Inc.; Focal Communications Corporation; McLeodUSA Incorporated; Mpower Communications Corp.; Time Warner Telecom Inc.; and XO Communications, Inc. Although included in our peer group last year, we have not included WinStar Communications, Inc. this year because their common stock is no longer publicly traded.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding the beneficial ownership of our outstanding common stock as of March 31, 2002 by:

  •
  each of the Directors,

  •
  each of the Named Executive Officers,

  •
  all Directors and Named Executive Officers as a group, and

  •
  each owner known by us to own beneficially more than 5% of our outstanding common stock.

        Beneficial ownership of less than one percent is indicated by an asterisk. The percentages specified below are based on 116,023,655 shares of common stock outstanding as of March 31, 2002. Shares subject to options exercisable within 60 days of such date are considered for the purpose of determining the percent of the class held by the holder of such options, but not for the purpose of computing the percentage held by others. Unless otherwise noted, the address for each Director and Named Executive Officer below is c/o Allegiance Telecom, Inc., 9201 North Central Expressway, Dallas, Texas 75231.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent of Class
Directors and Named Executive Officers:
Royce J. Holland(1)	5,697,464	4.91%
C. Daniel Yost(2)	2,088,323	1.80%
Thomas M. Lord(3)	2,289,687	1.97%
Anthony J. Parella(4)*	900,740	**
Mark B. Tresnowski(5)	594,711	**
James E. Crawford, III(6)(7)*	1,337,068	1.15%
John B. Ehrenkranz(8)*	—	—
Paul J. Finnegan(9)*	45,512	**
Richard D. Frisbie(10)	86,355	**
Howard I. Hoffen(11)	—	—
Reed E. Hundt(12)	95,810	**
Andrew D. Lipman(13)	44,212	**
James N. Perry, Jr.(9)(14)	37,723	**
All Directors and Named Executive Officers as a group(13 persons)	13,217,605	11.39%
Other 5% Owners:
Morgan Stanley Capital Partners(15)	13,453,369	11.60%
Madison Dearborn Capital Partners II, L.P.	7,307,325	6.30%
Invesco Funds Group, Inc.(16)	10,297,065	8.87%

*
Nominee for Director.

**
Denotes less than one percent.

(1)
Consists of: (a) 2,761,332 shares of common stock owned directly by Mr. Holland, (b) 2,910,828 shares of common stock owned by the Royce J. Holland Family Limited Partnership, of which Royce J. Holland is the sole general partner, (c) 3,900 shares of common stock held by Mr. Holland as custodian for his children, as to which 3,900 shares Mr. Holland disclaims beneficial ownership and (d) outperform stock options to acquire 21,404 shares of common stock that have vested as of March 31, 2002. See discussion above under the caption "Outperform Stock Option Grants."

(2)
Consists of: (a) 2,066,919 shares of common stock owned directly by Mr. Yost and (b) outperform stock options to acquire 21,404 shares of common stock that have vested as of March 31, 2002. See discussion above under the caption "Outperform Stock Option Grants."

(3)
Consists of: (a) 1,059,141 shares of common stock owned directly by Mr. Lord, (b) 1,209,142 shares of common stock owned by Mr. Lord's wife and children and (c) outperform stock options to acquire 21,404 shares of common stock that have vested as of March 31, 2002. See discussion above under the caption "Outperform Stock Option Grants."

(4)
Consists of: (a) 457,126 shares of common stock owned directly by Mr. Parella and (b) options to acquire 443,614 shares of common stock that have vested as of March 31, 2002 and that will vest within 60 days of that date. See discussion above under the caption "Executive Agreements."

(5)
Consists of: (a) 7,883 shares of common stock owned directly by Mr. Tresnowski and (b) options to acquire 586,828 shares of common stock that have vested as of March 31, 2002 and that will vest within 60 days of that date. See discussion above under the caption "Executive Agreements."

(6)
1,169,790 shares of common stock are owned by Frontenac VII Limited Partnership and 62,952 shares of common stock are owned by Frontenac Masters VII Limited Partnership. Mr. Crawford is a Managing Member of Frontenac Company, VII, L.L.C., the general partner of Frontenac VII Limited Partnership and Frontenac Masters VII Limited Partnership. Mr. Crawford's address is c/o Frontenac Company, 135 S. LaSalle Street, Suite 3800, Chicago, IL 60603. Mr. Crawford disclaims beneficial ownership of these shares of common stock, except to the extent of his pecuniary interest.

(7)
Consists of: (a) 98,922 shares of common stock owned directly by Mr. Crawford, (b) 2,500 shares owned by Mr. Crawford's spouse and (c) 1,452 shares held in a dynasty trust for the benefit of Mr. Crawford's son, and 1,452 shares held in a dynasty trust for the benefit of Mr. Crawford's daughter. Mr. Crawford disclaims ownership of the shares of common stock described in clause (c).

(8)
Mr. Ehrenkranz is a Managing Director of Morgan Stanley Capital Partners, the managing member of the general partner of the funds described in footnote (15) below. His address is c/o Morgan Stanley Capital Partners, 1585 Broadway, 38th Floor, New York, NY 10036.

(9)
Messrs. Finnegan and Perry are Managing Directors of Madison Dearborn Partners, Inc., the general partner of the general partner of Madison Dearborn Capital Partners II, L.P. and their address is c/o Madison Dearborn Partners, Inc., Three First National Plaza, Suite 3800, Chicago, IL 60602.

(10)
Consists of: (a) 62,583 shares of common stock owned directly by Mr. Frisbie and (b) 23,772 shares of common stock owned through trusts. Mr. Frisbie is a Managing Member of Battery Partners IV, LLC, the general partner of Battery Ventures IV, L.P. and a Managing Member of Battery Investment Partners IV, LLC and his address is c/o Battery Ventures, 20 William Street, Wellesley, MA 02181.

(11)
Mr. Hoffen is Chairman, CEO and Director of Morgan Stanley Capital Partners, the managing member of the general partner of the funds described in footnote (15) below. His address is c/o Morgan Stanley Capital Partners, 1585 Broadway, 38th Floor, New York, NY 10036.

(12)
Consists of: (a) 10,000 shares of common stock owned directly by Mr. Hundt and (b) options to acquire 85,810 shares of common stock that have vested as of March 31, 2002 and that will vest within 60 days after that date. Mr. Hundt's address is c/o McKinsey and Company, 600 14th Street, NW, Suite 300, Washington, DC 20005. For an additional discussion of these options, see above section titled "Compensation of Directors."

(13)
Consists of (a) 15,050 shares held directly by Mr. Lipman and (b) options to acquire 29,162 shares of common stock that have vested as of March 31, 2002 and that will vest within 60 days after that date. Mr. Lipman's address is c/o Swidler Berlin Shereff Friedman, LLC, 3000 K Street, NW, Suite 300, Washington, D.C. 20007-5116. For an additional discussion of these options, see above section titled "Compensation of Directors."

(14)
Consists of: (a) 15,089 shares held directly by Mr. Perry through a living trust and (b) 22,634 shares owned by a family limited partnership.

(15)
These shares of common stock are owned by Morgan Stanley Capital Partners III, L.P. (11,865,451 shares), MSCP III 892 Investors, L.P. (1,214,813 shares) and Morgan Stanley Capital Investors, L.P. (373,105 shares).

(16)
Invesco Funds Group, Inc. has sole voting and sole dispositive power as to these 10,297,065 shares. Invesco is a registered investment advisor. Invesco's address is 4350 South Monaco Street, Denver, CO 80237. Information is as of January 31, 2002 and is derived from SEC filings.

DISCUSSION OF PROPOSALS RECOMMENDED BY THE BOARD

Proposal 1: Election of Directors.

        The Board has nominated the following four persons for election to the Board at the Annual Meeting:

  James E. Crawford
  John B. Ehrenkranz
  Paul J. Finnegan
  Anthony J. Parella

        Directors who are elected at the Annual Meeting will be Class I Directors and will serve until the annual meeting of stockholders to be held in 2005 or until their successors are elected and qualified. The nominees have each indicated that they are willing to be elected and to serve. In the event that any nominee is unable to serve or is otherwise unavailable for election, which is not now contemplated, the current Board may or may not select a substitute nominee. If a substitute nominee is selected, all proxies will be voted for the person selected. If a substitute nominee is not selected, all proxies will be voted for the election of the remaining nominees. Proxies will not be voted for a greater number of persons than the number of nominees named.

        Directors will be elected by a plurality of the shares present and voting at the meeting. In other words, the four nominees receiving the largest number of votes will be elected to the Board of Directors.

        It is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election to our Board of Directors of Messrs. Crawford, Ehrenkranz, Finnegan and Parella.

Your Board of Directors recommends a
vote for the election of all nominees as Directors

Other Matters.

        Our management does not know of any matters other than those discussed in this proxy statement that will be presented at the Annual Meeting. If any other matters are properly presented at the Annual Meeting for consideration, the persons named in the enclosed proxy card will have the discretion to vote on those matters.

INFORMATION ABOUT SUBMITTING STOCKHOLDER PROPOSALS

        Stockholder proposals for inclusion in proxy materials for our annual meeting of stockholders to be held in 2003 should be addressed to our Corporate Secretary at 700 E. Butterfield Road, Suite 400, Lombard, IL 60148. Such proposals must be received by us on or before January 1, 2003.

        If a stockholder, rather than placing a proposal in our proxy as discussed above, commences his or her own proxy solicitation for the 2003 annual meeting of stockholders or seeks to nominate a candidate for election or proposes business for consideration at such meeting, the stockholder must give timely written notice to our Corporate Secretary. To be timely, a stockholder's notice must:

  •
  be delivered to or mailed and received at our principal executive offices in Dallas, Texas,

  •
  not less than 60 days nor more than 90 days prior to the meeting, and

  •
  meet certain other requirements as set forth in our by-laws.

        However, in the event that less than 70 days' notice or prior public announcement is given or made to stockholders, notice must be given by the stockholder not later than the close of business on the tenth day following the date which such notice was mailed or such public announcement was made. Our proxy relating to the annual meeting of stockholders to be held in 2003 will give discretionary voting authority to the proxy holders to vote with respect to any such proposal that is received by us outside of these dates. Any stockholder interested in making such a nomination or proposal should obtain a copy of our by-laws. We have filed these by-laws with the SEC.

OTHER INFORMATION

        Our Annual Report for the fiscal year ended December 31, 2001 was mailed to stockholders prior to or together with the mailing of this proxy statement. Stockholders who wish to order additional copies of the 2001 Annual Report may obtain additional copies by writing to: Andrew Albrecht, Vice President, Investor Relations, Allegiance Telecom, Inc., 3500 Piedmont Road, Suite 340, Atlanta, Georgia 30305, telephone number (404) 475-4102, facsimile number (404) 475-4105, email: andrew.albrecht@algx.com.

        We are required to file an annual report on Form 10-K for the fiscal year ended December 31, 2001 with the SEC. Stockholders may obtain, free of charge, a copy of this annual report on Form 10-K by writing to: Andrew Albrecht, Vice President, Investor Relations, Allegiance Telecom, Inc., 3500 Piedmont Road, Suite 340, Atlanta, Georgia 30305, telephone number (404) 475-4102, facsimile number (404) 475-4105, email: andrew.albrecht@algx.com. We will provide copies of the exhibits to the Form 10-K upon payment of a reasonable fee.

        A list of all stockholders entitled to vote at the Annual Meeting will be open for examination by any stockholder for any purpose germane to the Annual Meeting during ordinary business hours for a period of 10 days before the Annual Meeting at our offices located at: (a) 9201 North Central Expressway, Dallas, Texas 75231 and (b) 700 E. Butterfield Road, Suite 400, Lombard, Illinois 60148.

Appendix A

        ALLEGIANCE TELECOM, INC.
AMENDED AND RESTATED
AUDIT COMMITTEE CHARTER

        The Audit Committee is a committee of the Board of Directors of Allegiance Telecom, Inc. ("Allegiance" or the "Company"). Its primary function is to assist the Board in fulfilling its oversight responsibilities by reviewing the (a) financial information which will be provided to the public, including Allegiance stockholders, (b) systems of internal controls which management and the Board of Directors have established, and (c) audit processes. It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. It is also not the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations or Company policies.

        The members of the audit committee shall meet the independence and experience requirements of the Nasdaq Stock Exchange ("Nasdaq") and the Securities and Exchange Commission ("SEC"):

  A.
  The Committee shall have at least three members, comprised solely of independent directors ("Independent Directors"), as defined herein, each of whom is financially literate and able to read and understand the various fundamental financial statements and balance sheets of a company or will be able to become so informed within a reasonable period of time after appointment to the Committee.

  B.
  The Committee shall be chaired by an Independent Director appointed by the Board.

  C.
  At least one member of the Committee shall have accounting or financial management expertise, based on either past employment experience in finance or accounting, professional certification in accounting, or any other comparable experience that results in the member's financial sophistication.

  D.
  The Committee may under exceptional and limited circumstances act in the best interests of the Company and its shareholders by appointing a Committee member who is not an Independent Director; provided, however, the member shall not be a current employee or an immediate family member of an employee, and the Board shall disclose in its annual proxy statement the nature of the relationship and the reason(s) for appointing such individual as a Committee member.

  E.
  As used in this Charter, Independent Director shall refer to a person other than an officer or employee of the Company or its subsidiaries or any other person having a relationship, which in the opinion of the Company's directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The following persons shall NOT be considered Independent Directors:

  (a)
  a director who served as an employee of the Company (or its affiliates) for the current year and any of the past three years;

  (b)
  a director who accepted from the Company (or its affiliates) (other than compensation for board service) (i) $60,000 during the previous fiscal year, (ii) benefits under a tax-qualified retirement plan or (iii) benefits under non-discretionary compensation plans;

  (c)
  a director who is a member of the immediate family of an individual who, over the last three years was employed by the Company (or its affiliates) as an executive officer. Immediate family, as used herein, includes: spouse, parents, siblings, children, mother and father in-laws, brother and sister in-laws, son and daughter in-laws and anyone who resides in the home of such individual;

    (d)
    a director who is a partner in, a controlling shareholder of, or an executive officer of any for-profit entity to which the Company made or received as payments (other than in the form of securities investments) an amount that exceeded 5% of the Company's consolidated gross revenues for that year or $500,000, whichever is more in any of the past three years; and

    (e)
    a director who is employed as an executive of another entity where any of the Company's executives serve on that entity's compensation Committee.

        The duties and responsibilities of a member of the Audit Committee are in addition to those duties applicable to any member of the Board of Directors.

        In meeting its responsibilities, the Audit Committee will endeavor to:

  1.
  Provide an open avenue of communication between management, the independent auditor, and the Board of Directors.

  2.
  Review and, if necessary, update the Committee's charter annually.

  3.
  Recommend to the Board the appointment of the independent auditor. Evaluate together with the Board the performance of the independent auditor, approve the compensation of the independent auditor and review and approve any change in appointment of independent auditors.

  4.
  Approve the retention of the independent auditor for any non-audit service and the fee for such service.

  5.
  Review and approve the Company's hiring of employees of the independent auditor who were engaged on the Company's account.

  6.
  Review the appointment and replacement of the Company's senior internal auditing executive.

  7.
  Review all significant reports to management prepared by the internal auditing department and management's responses.

  8.
  Receive an analysis prepared by management and the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements, including an analysis of the effect of alternative methods of generally accepted accounting principles on the Company's financial statements and a description of any transactions as to which management obtained Statement of Auditing Standards No. 50 letters.

  9.
  Receive periodic reports from the independent auditor regarding the auditor's independence, discuss such reports with the auditor, consider whether the provision of non-audit services is compatible with maintaining the auditor's independence and, if so determined by the Audit Committee, recommend that the Board take appropriate action to satisfy itself of the independence of the auditor.

  10.
  Review with management and the independent auditor periodically significant financial and other risks or exposures and the steps management has taken to monitor and control such risks and exposures.

  11.
  Consider, in consultation with the independent auditor, the audit scope and the plan of the independent auditor.

  12.
  Consider with management and the independent auditor the need, if any, to employ audit firms other than the principal independent auditor.

  13.
  Review the experience and qualifications of the senior members of the independent auditor team and the quality control procedures of the independent auditor.

  14.
  Consider and review with the independent auditor and management:

  (a)
  The adequacy of Allegiance's internal controls including computerized information system controls and security.

  (b)
  Any related significant findings and recommendations of the independent auditor together with management's responses thereto.

  15.
  Review with management and the independent auditor at the completion of the annual examination:

  (a)
  Allegiance's annual financial statements and related footnotes.

  (b)
  The independent accountant's audit of the financial statements and his or her report thereon.

  (c)
  Any significant changes required in the independent accountant's audit plan.

  (d)
  Any material difficulties or disputes with management encountered during the course of the audit.

  (e)
  Other matters related to the conduct of the audit which are to be communicated to the Committee under generally accepted auditing standards.

  16.
  Review with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company's financial statements.

  17.
  Review with management and the independent auditor, the Company's quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditor's reviews of the quarterly financial statements.

  18.
  Obtain from the independent auditor assurance that Section 10A of the Securities Exchange Act of 1934 has not been implicated.

  19.
  Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

  20.
  Review with management and the independent auditor any correspondence with regulators or governmental agencies and any employee complaints or published reports which raise material issues regarding the Company's financial statements or accounting policies.

  21.
  Review major changes to the Corporation's auditing and accounting principles and practices as suggested by the independent auditor, internal auditors or management.

  22.
  Review codes of conduct for employees and executive officers generally as well as policies and procedures with respect to officers' expense accounts and perquisites, including their use of corporate assets, and consider the results of any review of these areas by the independent accountants.

  23.
  Review with the Company's General Counsel legal and regulatory matters that may have a material impact on the financial statements, related Allegiance compliance policies and programs and reports or inquiries received from regulators or governmental agencies.

  24.
  Meet with the independent auditor and/or management in separate executive sessions to discuss any matters that the Committee or these groups believe should be discussed privately with the Audit Committee.

  25.
  Report Committee actions to the Board of Directors with such recommendations as the Committee may deem appropriate.

  26.
  To the extent required by the SEC or NASD rules, prepare a letter for inclusion in the annual report that discusses the Committee's composition and responsibilities, and how they were discharged.

  27.
  Authorize investigations into any matters within the Committee's scope of responsibilities. The Committee shall be empowered to retain independent counsel, accountants, or others to assist it in the conduct of any investigation or to otherwise consult with and advise the Committee.

  28.
  Ask members of management or others to attend the Audit Committee meeting and provide pertinent information as necessary.

  29.
  Perform such other functions as assigned by law, Allegiance's charter or bylaws, or the Board of Directors.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

        ALLEGIANCE TELECOM, INC.

ANNUAL MEETING OF STOCKHOLDERS
JUNE 19, 2002

PROXY

The undersigned hereby appoints Royce J. Holland, G. Clay Myers and Mark B. Tresnowski or any of them, with full power of substitution, as proxies to represent the undersigned at the Annual Meeting of Stockholders of Allegiance Telecom, Inc., to be held at 9201 North Central Expressway, Dallas, Texas 75231, on Wednesday, June 19, 2002, at 11:00 a.m., local time and at any adjournment(s) or postponement(s) thereof, and to vote all shares of stock which the undersigned may be entitled to vote at said meeting with respect to the proposals set forth in the Proxy Statement, and in their discretion, upon any other matters that may properly come before the meeting.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. To vote by telephone or Internet, please see the reverse of this card. To vote by mail, please sign and date this card on the reverse and mail promptly in the enclosed postage prepaid envelope.

SEE REVERSE SIDE

/*\FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY CARD BY MAIL/*\

HOW TO RECEIVE FUTURE ANNUAL REPORTS AND
PROXY STATEMENTS ON-LINE

You may receive future Allegiance Telecom, Inc. Annual Reports and Proxy Statements on-line over the Internet by submitting your consent to Allegiance Telecom. This will save Allegiance Telecom postage and printing expenses and provide information to you faster. If you are a registered stockholder and you wish to consent to Internet delivery of future Annual Reports and Proxy Statements, follow the instructions set forth below.

    •
    Log onto the Internet and go to web site: http://www.econsent.com/algx (if you are voting your shares this year using the Internet, you can link to this web site directly from the web site where you vote your shares).

    •
    You will be asked to consent to Internet delivery of annual meeting materials and provide your e-mail address and account number. Your account number is the 10 digit hyphenated number located above your name on this proxy card.

If you are not a registered stockholder and you wish to consent to Internet delivery of future Annual Reports and Proxy Statements, please contact your bank, broker or other agent and inquire about the availability of such option for you.

If you consent, your account will be so noted and, when future Allegiance Telecom Annual Reports and Proxy Statements become available, you will be notified by e-mail as to how to access them on the Internet.

If you elect to receive your Allegiance Telecom materials over the Internet, you can still request paper copies by reregistering on the Internet site above, or by contacting Allegiance Telecom, Inc. at 3500 Piedmont Road, Suite 340, Atlanta, Georgia 30305, Attention: Investor Relations.

☒	Please mark your votes as in this example.

Unless you indicate otherwise, this proxy will be voted in accordance with the Board of Directors' recommendations.

Directors recommend a vote FOR all Nominees in Proposal 1.
1.	Election of 4 Directors.	FOR ☐	WITHHELD ☐	Nominees: 01. James E. Crawford 02. John B. Ehrenkranz 03. Paul J. Finnegan 04. Anthony J. Parella
For all except the following nominee(s):

Please date and sign here exactly as name appears hereon. When signing as attorney, executor, administrator, trustee, guardian or other fiduciary, give full title. If stock is in the name of: (1) a corporation, an authorized officer should sign; (2) a partnership, an authorized officer should sign in the partnership name; (3) two or more persons, each should sign.
Please complete, sign, date and return this proxy promptly using the enclosed postage prepaid envelope.

SIGNATURE(S) DATE

/*\FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY CARD BY MAIL/*\

ALLEGIANCE TELECOM, INC. ANNUAL MEETING—JUNE 19, 2002

Now Offering Telephone or Internet Voting Services—Fast and Convenient!

VOTE BY TELEPHONE (1-877-779-8683)

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  Call toll-free 1-877-779-8683.

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  Follow the simple recorded instructions.

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  When prompted for your "Voter Control Number," enter the series of numbers printed in the box above using your touch-tone telephone.

  VOTE BY INTERNET (www.eproxyvote.com/algx)

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  Stockholders with Internet access may go to http://www.eproxyvote.com/algx.

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  Follow the simple on-line instructions.

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  When prompted for your "Voter Control Number," enter the series of numbers printed in the box above.

Telephone or Internet voting authorizes the named proxies to represent you at the meeting in the same manner as if you completed, signed, dated and mailed your proxy card.
IF YOU VOTE BY TELEPHONE OR INTERNET, YOU DO NOT NEED TO MAIL YOUR PROXY CARD.

QuickLinks

TABLE OF CONTENTS
QUESTIONS AND ANSWERS ABOUT VOTING
EXECUTIVE COMPENSATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
  Appendix A